Exhibit 10.12

CANADIAN INDEPENDENT DISTRIBUTION AND
INDEPENDENT CONTRACTOR AGREEMENT

This Agreement is made and entered into this day of June 30, and year of 2021, by and between Innovative Eyewear Inc. (“Innovative Eyewear”), a Florida Corporation with offices located at 8101 Biscayne Blvd UNIT 705, North Miami, FL 33181, and 8 Points Inc, a subsidiary of Marca Eyewear Distribution Inc (“IC”) with offices located at 51 Barkdale Way, Whitby ON L1N0G1.

NOW, THEREFORE, in consideration of the mutual covenants described in this Agreement, INNOVATIVE EYEWEAR appoints IC as the *Exclusive Distributor for Optical/Retail Sales in Canada, and IC accepts such appointment for the purpose of selling INNOVATIVE EYEWEAR’s products through all appropriate and approved retail distribution channels, with the following terms and conditions:

*Exclusivity may be revoked if IC does not meet minimum purchase commitment as outlined in Schedule 11B11

1.	TERM

a.	This Agreement will become effective on July 1, 2021, and will continue in effect until December 31,2024 unless terminated earlier pursuant to the provisions of this Agreement.

2.	PERFORMANCE OF SERVICES

a.	IC agrees to perform the services (“Services”) of providing maximum market penetration and a minimum monthly/annual sales commitment and target to maintain said Exclusivity for Canada. Innovative Eyewear may add, change, or delete these Services upon ninety (90) days’ prior written notice to IC. IC will determine the method, details, and means of performing the Services. IC will determine the order and sequence of the tasks IC performs, as well as the number of hours and the particular hours necessary to perform the Services. IC may, at IC’s own expense and sole discretion, employ such assistants as IC deems necessary to perform the Services. INNOVATIVE EYEWEAR will not employ, control, direct, or supervise IC, or IC’s assistants, or employees in the performance of those Services.

3.	RELATIONSHIP CREATED

a.	Neither IC nor any employees of IC are employees of INNOVATIVE EYEWEAR for any purpose whatsoever. IC is an independent contractor and operates IC’s Distribution business without intervention from INNOVATIVE EYEWEAR and for IC’s own accounts. INNOVATIVE EYEWEAR is interested only in the Sales and Service results obtained by IC, who shall have sole control of the manner and means of performing under this Agreement in accordance with industry and Company business and ethical standards. IC shall have the right to promote, solicit orders for, sell and/or market other goods, wares, and/or services manufactured or supplied by others, with exception to like product and technologies. Except as expressly set forth in this Agreement, INNOVATIVE EYEWEAR shall not have the right to require IC to conform to any fixed or minimum number of hours devoted to IC’s selling effort, follow prescribed itineraries, or do anything else which would jeopardize the independent contractor relationship between INNOVATIVE EYEWEAR and IC.

Innovative Eyewear, Inc. 101 Biscayne Blvd, Suite 705, Miami, FL 33138

b.	IC, having acknowledged that IC is an independent contractor and not an employee of INNOVATIVE EYEWEAR, hereby waives any rights to assert claims for benefits, wages, pension and any, and all claims under local, state and federal laws dealing with an employment relationship and agrees to indemnify and hold INNOVATIVE EYEWEAR harmless for any such claim made upon INNOVATIVE EYEWEAR by any individual or agency with respect to or arising out of the relationship of Innovative Eyewear and IC.

4.	PRICING

a.	Innovative Eyewear will offer its current products to Marca Group at $62 USD. All future releases will endeavor to be calculated similarly which is approximately 80% to 82% of wholesale cost. If however, IC has supplier price increases, it may at its sole discretion increase the wholesale price of new models to reflect these increases.

b.	INNOVATIVE EYEWEAR shall have the right to change the set forth costs upon thirty (30) days written notice. Innovative Eyewear will continue to monitor market conditions and may change the rates at any time, solely at the discretion of Innovative Eyewear. Innovative Eyewear will notify IC in advance of any changes.

5.	TERRITORY DEFINED

a.	The Territory for IC shall be the area set forth as Canada and its provinces.

6.	SALES ORDER ACCEPTANCE

a.	All sales orders are subject to acceptance by INNOVATIVE EYEWEAR and, when accepted, shall be considered a contract directly between the customer and INNOVATIVE EYEWEAR. Upon acceptance of the order, INNOVATIVE EYEWEAR shall be responsible for shipping the products in bulk to Marca Groups warehouse, on a schedule TBD between Marca and Innovative Eyewear. INNOVATIVE EYEWEAR reserves the right to decline any order solicited or taken by IC and to discontinue sale of any products prior to such acceptance or to cancel any order either in whole or in part without incurring any liability to IC for the payment of commissions or expenses.

7.	SAMPLE FRAME INVENTORY

a.	IC hereby acknowledges that INNOVATIVE EYEWEAR will provide IC with sample eyewear frames and cases necessary to promote INNOVATIVE EYEWEAR’s products and IC agrees that all sample eyewear frames furnished by INNOVATIVE EYEWEAR are for the sole purpose of soliciting orders and shall remain the exclusive property of INNOVATIVE EYEWEAR. IC agrees to take good care of the sample frames and will not store them in a car overnight. If temporarily kept in a car during the day, the frames must be locked in the trunk or luggage compartment and the vehicle must be alarmed if so equipped. Under no circumstances may sample frames be sold by IC to other parties.

Innovative Eyewear, Inc. 101 Biscayne Blvd, Suite 705, Miami, FL 33138

b.	IC further acknowledges responsibility to keep INNOVATIVE EYEWEAR advised of any changes or modifications to the written sample inventory furnished by INNOVATIVE EYEWEAR, and that it shall be conclusively presumed that all frames listed in the inventory are in IC’s current possession unless IC notifies INNOVATIVE EYEWEAR in writing of any authorized changes. All sample frames shall be returned promptly, upon the termination of IC’S services. Under no circumstances will IC have the right to withhold sample frames that INNOVATIVE EYEWEAR requests IC to return, and IC understands and agrees that IC’s financial responsibility for the sample frames shall be totally independent of any obligation INNOVATIVE EYEWEAR may have to IC without limitation.

8.	IC OBLIGATIONS

a.	Best Efforts - IC agrees to use IC’s best efforts to achieve the agreed minimum purchases (below) and other service results desired by INNOVATIVE EYEWEAR, and to devote sufficient time to perform the Services effectively.

i.	2021 Minimum: 500 units monthly/2,500 units by year end
ii.	2022 Minimum: 2000 units monthly/24,000 units annually
iii.	2023 Minimum: 4000 units monthly/48,000 units annually

b.	Equipment and Supplies - IC agrees to operate under IC’s own business name, (Marca Group) separate and apart from that of INNOVATIVE EYEWEAR, and to operate and maintain its own separate office for the performance of the services. IC further agrees to provide any tools that may be necessary to the performance of the services including, but not limited to, office equipment, transportation, and supplies. In the event any supplies or equipment are furnished or leased by INNOVATIVE EYEWEAR to IC including, but not limited to, sample frames, Point of Purchase material, customer lists, and sales analysis reports, such supplies and equipment shall remain the property of INNOVATIVE EYEWEAR and shall be returned to INNOVATIVE EYEWEAR upon request, or upon the termination of IC’s affiliation with INNOVATIVE EYEWEAR. IC shall be responsible for loss or damage to any such supplies or equipment.

Expenses and Liabilities - IC shall be responsible for all the expenses incurred while performing services hereunder including, without limitation, travel expenses, business cards, telephone, sample insurance, and all related business expenses. IC agrees to provide copies of all created product marketing expenses and invoices as well as copies of all actual media placements monthly.

9.	BAD DEBTS

a.	IC shall be liable for bad debts and may be held liable for collection charges incurred if IC defaults in payments to INNOVATIVE EYEWEAR, as outlined in (Schedule “C”)

Innovative Eyewear, Inc. 101 Biscayne Blvd, Suite 705, Miami, FL 33138

10.	WORKER’S COMPENSATION INSURANCE

a.	IC agrees to provide workers’ compensation insurance to cover IC and any of IC’s employees and agents, and agrees to hold harmless and indemnify Innovative Eyewear and its predecessors, successors in interest, assigns, parent and subsidiary organizations, affiliates, and partners, and its past, present, and future officers, directors, shareholders, agents, and employees, and their heirs and assigns, for any and all past, present, or future claims, demands, obligations, or causes of action, whether based on tort, contract, or other theories of recovery arising out of any injury, disability, or death of IC or their employees or agents. IC is responsible for ensuring that INNOVATIVE EYEWEAR has on file a current copy of such policy.

11.	TAXES & LICENSES

a.	IC acknowledges sole responsibility to pay all applicable taxes, including estimated taxes, incurred because of the compensation paid by INNOVATIVE EYEWEAR to IC for the Services under this Agreement, and will indemnify and hold INNOVATIVE EYEWEAR harmless with respect thereto. INNOVATIVE EYEWEAR shall not be responsible for paying or withholding any taxes on behalf of IC including, but not limited to, federal, state, or local income taxes, FlCA, FUTA, disability taxes, or unemployment taxes. IC represents and warrants that IC has and will continue to comply with all applicable laws and regulations regarding business permits or licenses required to perform IC’s services hereunder.

12.	LIABILITY INSURANCE

a.	IC shall maintain, always during the term of this Agreement, at IC’s expense, general comprehensive liability, and property damage liability insurance of at least Five Hundred Thousand Dollars (USD $500,000.00) to protect against any, and all liability for occurrences incidental to all of IC’s activities, services, and operations under this Agreement, whether these occurrences occur on or off INNOVATIVE EYEWEAR’s premises. IC is responsible for ensuring that INNOVATIVE EYEWEAR has on file a current copy of such policy.

13.	LIMITATION OF AUTHORITY

a.	IC acknowledges that, as an independent contractor, IC has no authority to enter into contracts or agreements on behalf of Innovative Eyewear. Innovative Eyewear will have no authority to commit IC in any matter, cause, or thing whatever, or to use IC’s name in any way, except as authorized by this Agreement. In no event shall this Agreement be construed as creating a partnership between the parties.

Innovative Eyewear, Inc. 101 Biscayne Blvd, Suite 705, Miami, FL 33138

14.	CONFIDENTIAL INFORMATION

a.	INNOVATIVE EYEWEAR has and will develop, compile and own certain proprietary techniques and confidential information that have great value in its business (collectively “Confidential Information”).

i.	Confidential Information includes not only information disclosed by INNOVATIVE EYEWEAR to IC during IC’s providing services, but also information developed or learned by IC while providing Services under this Agreement. Confidential Information is to be broadly defined. Confidential Information also includes all information that has or could have commercial value or other utility in the business in which INNOVATIVE EYEWEAR is engaged, or in which it contemplates engaging. Confidential Information also includes all information of which the unauthorized disclosure could be detrimental to the interests of INNOVATIVE EYEWEAR, regardless of if such information is identified as Confidential Information by INNOVATIVE EYEWEAR.

a)	By example and without limitation, Confidential Information includes trademark and patent details, technological information, specific customer and supplier information, sales and market analyses, financial information, methods of business operations, and methods of distribution and sale.

b)	IC always agrees that during or after the term of this Agreement to hold in trust, keep confidential, and not publish, disclose, or otherwise disseminate to any third party or make any use of the Confidential Information of INNOVATIVE EYEWEAR except with INNOVATIVE EYEWEAR’s prior written approval, and only to the extent necessary to perform the Services under this Agreement. IC further agrees not to cause the transmission, removal, or transport of Confidential Information from INNOVATIVE EYEWEAR’s principal place of business at Miami, Florida, or such other place of business specified by INNOVATIVE EYEWEAR, without prior written approval of INNOVATIVE EYEWEAR. These prohibitions also apply to IC’s employees, agents, and subcontractors, if any, and IC agrees to take all reasonable measures to prevent them from using or disclosing INNOVATIVE EYEWEAR’s Confidential Information. IC acknowledges that they are aware that the unauthorized disclosure of Confidential Information of INNOVATIVE EYEWEAR may be highly prejudicial to INNOVATIVE EYEWEAR’s interests, an invasion of privacy and an improper disclosure of trade secrets.

c)	Upon termination of this Agreement, IC shall return any Confidential Information in lC’S possession to INNOVATIVE EYEWEAR and IC further agrees that they will protect the value of the Confidential Information, Trademarks, Patents, Technologies, and Inventions of INNOVATIVE EYEWEAR and will prevent their use, misappropriation, or disclosure. IC will not disclose or use, for IC’S benefit (or the benefit of any third party) or to the detriment of Innovative Eyewear any Confidential Information.

d)	IC specifically agrees that these provisions shall survive the termination of this Agreement. If, IC breaches or threatens to breach any of the provisions of this Section, INNOVATIVE EYEWEAR shall be entitled to injunctive relief, enjoining, and restraining such breach or threat of breach. INNOVATIVE EYEWEAR shall also be entitled to immediate termination of its obligation to make any further payment under this Agreement and may seek any other damages or remedies available under law, in equity or by statute.

Innovative Eyewear, Inc. 101 Biscayne Blvd, Suite 705, Miami, FL 33138

15.	CONFLICT OF INTEREST

a)	IC hereby warrants that there is no conflict of interest between IC’S current employment or other activities, if any, and the activities to be performed pursuant to this Agreement. IC hereby represents and warrants that they are not a party to any agreement, contract or understanding, and that no facts or circumstances exist which would restrict or prohibit them from undertaking or performing any of their obligations under this Agreement. The foregoing representation and warranty shall remain in effect throughout the term of this Agreement. IC shall advise INNOVATIVE EYEWEAR immediately if a conflict of interest arises in the future.

16.	TRADEMARKS/PATENTS/INTELLECTUAL PROPERTY

a)	IC acknowledges that the patents, trademarks, and trade names which are associated with Innovative Eyewear’s Intellectual Properties, including, Technologies, Products, Trademarks, Patents, and future ideas, are the exclusive property of INNOVATIVE EYEWEAR. IC shall not, both during the term of this Agreement and following termination of this Agreement, perform or acquiesce in any action which could diminish the value or distinctiveness of the trademarks or trade names or use any confusingly similar trademarks or trade names or in any way trade upon or use the name or good will of INNOVATIVE EYEWEAR.

b)	IC shall execute any documents or perform any act which INNOVATIVE EYEWEAR may reasonably require to protect INNOVATIVE EYEWEAR’s rights hereunder. Upon termination of this Agreement for any reason, IC will immediately discontinue all uses of INNOVATIVE EYEWEAR’s corporate name, trademarks, or trade names, and shall immediately discontinue any representation, direct or indirect, that IC is or was a representative of Innovative Eyewear. This provision shall survive termination of this Agreement.

17.	TERMINATION

a)	Either party may terminate this Agreement, without any reason, by giving ninety (180) days prior written notification to the other party. However, IC may only terminate this agreement if all amounts owed to INNOVATIVE EYEWEAR as of the date of termination have been paid in full. Additionally, INNOVATIVE EYEWEAR may terminate this Agreement for any of the following reasons, if they are not cured within (10) days of issuance of written notice to IC:

(a)	breach of any of the terms of this Agreement.

(b)	IC’s conviction of a felony.

(c)	misconduct by IC or their employees related to the business of Innovative Eyewear.

(d)	non-performance of service, may include, but not only:

•	Bad Debt Issues
•	Non-Achievement of committed to Minimum Purchases
•	Service Issues or misuse of brand that devalues brand

Innovative Eyewear, Inc. 101 Biscayne Blvd, Suite 705, Miami, FL 33138

18.	NOTICES

a)	All notices hereunder shall be in writing and shall be sent by certified mail return receipt requested, or via fax, to the party’s respective address herein above stated, or at such other address as may hereafter be designated by the party, in accordance with this section. All notices shall be deemed effective upon actual receipt, or five days after mailing if applicable, whichever is sooner.

19.	JURISDUCTION AND GOVERNING LAW

a)	This Agreement and the terms hereof shall be governed by and construed under the laws of the State of Florida, which the parties agree shall be the exclusive forum for the resolution of any claim arising hereunder.

20.	SEVERABILITY

a)	The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

21.	MODIFICATION

a)	This Agreement may only be changed, modified, or amended by a written document signed by both parties hereto.

22.	NO WAIVER

a)	The failure of either party to enforce any provision of this Agreement on one or more occasions shall not constitute a waiver and shall have no effect on the subsequent enforceability of that provision or any other provision of this Agreement.

21.	ENTIRE AGREEMENT

a)	The foregoing terms constitute the entire agreement of the parties, and accurately reflect the relationship between the parties which has been continuously in effect from the date IC first commenced performing Services for INNOVATIVE EYEWEAR.

Innovative Eyewear, Inc. 101 Biscayne Blvd, Suite 705, Miami, FL 33138

IN WITNESS WHEREOF, the parties have hereunto set their respective hands as of the day and year first set forth above.

8 Points Inc (a subsidiary of Marca Group Distribution Inc)

Fernando Silva

/s/ Fernando Silva

Date: 7/2/21

Innovative Eyewear, INC.

Harrison Gross

/s/ Harrison Gross

Date 7/2/21

Innovative Eyewear, Inc. 101 Biscayne Blvd, Suite 705, Miami, FL 33138

SCHEDULES

SCHEDULE “A”

DESCRIPTION OF SERVICES: (IC will perform services, which shall include, but shall not be limited to the following):

DESCRIPTION OF SERVICES:

*(IC will perform services, which shall include, but shall not be limited to the following):

•	Sales of INNOVATIVE EYEWEAR’s products into retail distribution by servicing potential purchasers and by generating new business within the Territory.
•	Handling of all account inquiries on sales made pursuant to this Agreement.
•	INNOVATIVE EYEWEAR needs to receive all Canadian returns on a timely basis. Currently, IC will organize his customer returns such that all returns will be shipped in bulk to INNOVATIVE EYEWEAR’s distribution center in Miami, Florida.
•	Innovative Eyewear will provide marketing activities to support the sales of all the collections sold by the IC in the territory.
•	IC will provide logistic service to distribute the product in the territory served by the IC, including 10 reps covering all provinces, internal customer service and warehousing and shipping, as well as after purchase care to customer.

SCHEDULE “

SCHEDULE “B”

MINIMUM S

•	2021 Minimum: 500 units monthly/2,500 units by year end
•	2022 Minimum: 2000 units monthly/24,000 units annually
•	2023 Minimum: 4000 units monthly/48,000 units annually

SCHEDULE “C”

TERMS

•	Initial Stock Order: Payment at time of shipping
•	Weekly Orders: All weekly orders in a fiscal month will be accumulated and invoiced at the end of that month. Payment on monthly orders will have a net 30-day term.
o	As annual minimums increase, both parties will meet before next fiscal year to discuss terms and/or adjustments and justifications.
•	Non-or Late Payment: If IC does not make payments as scheduled and becomes over 120 days in the rears, Innovative Eyewear, has the rights to stop shipping IC, remove exclusivity, and/or serve IC a Breach of Contract.

Innovative Eyewear, Inc. 101 Biscayne Blvd, Suite 705, Miami, FL 33138